Exhibit 99.1
Not For Immediate Release
Company Contact:
Cristina Murphy
Communications Manager
Vanda Pharmaceuticals Inc.
(240) 599-4500
cristina.murphy@vandapharma.com
Vanda Pharmaceuticals Reports First Quarter 2010 Results
ROCKVILLE, MD. – May 4, 2010– Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage products for central nervous system disorders, today announced financial and operational results for the first quarter ended March 31, 2010.
•	Vanda records Q1 2010 revenue of $12.4 million

•	Fanapt ™ launched in the U.S. by our partner Novartis

•	Iloperidone long-acting injectable patent allowed

•	Tasimelteon received orphan designation by the Food and Drug Administration for the treatment of Non-24 Hour Sleep/Wake Disorder (N24SWD) in blind individuals with no light perception
Total revenue for the first quarter of 2010 was $12.4 million, compared to $4.5 million for the fourth quarter of 2009 and $0 for the first quarter of 2009. Total operating expenses for the first quarter of 2010 were $6.3 million, compared to $13.8 million for the fourth quarter of 2009 and $6.6 million for the first quarter of 2009. Net income was $0.5 million for the first quarter of 2010 compared to net losses of $9.2 million for the fourth quarter of 2009 and $6.5 million for the first quarter of 2009.
Vanda’s cash, cash equivalents, and marketable securities as of March 31, 2010 totaled approximately $202.4 million. Approximately 27.9 million shares of Vanda common stock were outstanding as of March 31, 2010. Basic and diluted net income per common share for the first quarter of 2010 was $0.02, compared to a net loss per common share of $0.34 for the fourth quarter of 2009 and $0.24 for the first quarter of 2009.

First Quarter 2010 Key Financial Figures1

	Q1 2010 ($)	Q4 2009 ($)	Change ($)	Change (%)
Total revenues	12,421,000	4,548,000	7,873,000	173%
R&D expenses	2,041,000	2,253,000	(212,000)	-9%
G&A expenses	2,489,000	9,245,000	(6,756,000)	-73%
Non-cash stock-based compensation	1,089,000	2,446,000	(1,357,000)	-55%
Net income (loss) before tax provision	6,195,000	(9,237,000)	15,432,000	N/A
Tax provision	5,665,000	—	5,665,000	N/A
Net income (loss)	529,000	(9,237,000)	9,766,000	N/A
Basic and diluted net income (loss) per share attributable to common stockholders	0.02	(0.34)	0.36	N/A

[1]	Unaudited
OPERATIONAL HIGHLIGHTS
On January 11, 2010, Novartis Pharmaceuticals Corporation (Novartis) launched Fanapt™ in the U.S. First quarter sales of Fanapt™ were reported by Novartis to be approximately $21.0 million. As a result, Vanda recorded royalty revenue of approximately $2.1 million for the first quarter of 2010. On February 23, 2010, the U.S. Patent and Trademark Office (USPTO) issued a notice of allowance for Vanda’s patent application of a microsphere, long-acting injectable (depot) formulation of Fanapt™ (iloperidone). The USPTO has informed Vanda that the application is eligible for patent term adjustment of an additional 300 days, making the patent expiration date August 26, 2023. Novartis is responsible for the further development of the depot formulation in the U.S and Canada. Vanda has retained the rights for the development and commercialization of the depot formulation outside the U.S. and Canada. Vanda continues to explore the regulatory path and commercial opportunity for Fanapt™ outside of the U.S. and Canada.
During the first quarter of 2010, Vanda also made significant progress in evaluating potential opportunities for tasimelteon, Vanda’s compound for the treatment of circadian rhythm sleep disorders (CRSD). On January 19, 2010, the FDA granted orphan drug designation status for tasimelteon in a specific CRSD, Non-24-Hour Sleep/Wake Disorder (N24SWD) in blind individuals with no light perception. Tasimelteon has already been shown in clinical studies to significantly improve sleep onset and sleep maintenance parameters and to affect the sleep wake cycle.
Vanda plans to conduct additional clinical trials to pursue FDA approval of tasimelteon for the treatment of N24SWD in blind individuals with no light perception beginning in the second quarter of 2010. The first trial will be a randomized, double-blind, placebo-controlled study with an enrollment of approximately 140 patients with N24SWD. The trial will include measures of both nighttime and daytime sleep, as well as laboratory measures of the synchronization between the internal body clock and the environment. Vanda expects to report top-line results for this trial in the fourth quarter of 2011. Vanda anticipates filing a NDA with the FDA for tasimelteon in N24SWD by the first quarter of 2013.
On April 15, 2010, Vanda and Bristol-Myers Squibb entered in an amendment to their amended and restated license, development and commercialization agreement, to, among other things, extend Vanda’s deadline for filing a NDA for tasimelteon. A more detailed description and the full text of the amendment are contained in Vanda’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 19, 2010.

FINANCIAL DETAILS
•	Revenues. First quarter 2010 revenue of $12.4 million consisted of $6.6 million in licensing revenue due to the amortization of the upfront payment received from Novartis in the fourth quarter of 2009 under the amended and restated sublicense agreement, $3.7 million in product revenue for inventory sold to Novartis and $2.1 million for royalty revenue based on first quarter 2010 net sales of Fanapt™ in the U.S. by Novartis. Revenue increased by $7.9 million from $4.5 million for the fourth quarter of 2009 due to increases in licensing revenue of $4.0 million and $1.8 million in product revenue coupled with the $2.1 million in royalty revenue.

•	Operating Expenses. Cost of sales for the first quarter of 2010 of $1.8 million consisted of $0.4 million resulting from the amortization of the capitalized intangible asset related to the milestone payment to Novartis and $1.4 million for the inventory sold to Novartis, compared to cost of sales for the fourth quarter of 2009 of $2.3 million, consisting of $0.4 million resulting from the amortization of the capitalized intangible asset related to the milestone payment to Novartis and $1.9 million for inventory sold to Novartis.

Research and development (R&D) expenses of $2.0 million for the first quarter of 2010 consisted primarily of $0.7 million of salaries and benefits, $0.9 million of non-cash stock based-compensation costs for R&D personnel and $0.2 million for overhead allocated to R&D. This compares to $2.3 million for the fourth quarter of 2009 and $2.3 million for the first quarter of 2009. The decrease in R&D expenses in the first quarter of 2010 relative to the fourth quarter of 2009 is primarily due to the completion of the carcinogenicity study for Fanapt™ during the fourth quarter of 2009.

General and administrative (G&A) expenses of $2.5 million for the first quarter of 2010 consisted primarily of $0.6 million of salaries and benefits and $0.2 million of non-cash stock based compensation costs for G&A personnel, as well as $0.5 million of legal fees, $0.3 million of audit and tax-related costs and $0.2 million of insurance costs. This compares to $9.2 million for the fourth quarter of 2009 and $4.2 million for the first quarter of 2009. The decrease in G&A expenses in the first quarter of 2010 relative to the fourth quarter of 2009 is primarily due to lower consulting fees and advisor fees, primarily relating to the transaction with Novartis completed in the fourth quarter of 2009, and lower non-cash stock-based compensation costs in the first quarter 2010.

Employee stock-based compensation expense recorded in the first quarter of 2010 totaled $1.1 million. Of this non-cash charge, $0.9 million was recorded as R&D expense and $0.2 million was recorded as G&A expense. This compares to total employee stock-based compensation expense of $2.4 million and $2.3 million for the fourth quarter of 2009 and the first quarter of 2009, respectively. The decrease in employee stock-based compensation expense in the first quarter of 2010 relative to the fourth quarter of 2009 is the result of the cancellation of unvested options, in the first quarter of 2010.

•	Tax provision: Vanda recorded a tax provision of $5.7 million in the first quarter of 2010. The tax provision is based on an annualized effective tax rate for 2010 applied to the first quarter’s pre-tax book income with the addition or subtraction of discrete items. The quarterly tax provision is not indicative of estimated quarterly cash tax payments. The tax provision rate applied in the first quarter of 2010 was determined primarily based upon a net increase in valuation allowance for excess of the deferred revenue recorded from the $200.0 million upfront milestone payment received from Novartis at the end of 2009 over the existing tax attributes utilized. The provision also includes the impact of tax credits relating to the orphan drug designation for tasimelteon. Vanda will continue to evaluate its qualified expenses for the orphan drug tax credit and, to the extent that actual qualified expenses vary significantly from Vanda’s estimates, Vanda’s effective tax rate will increase or decrease accordingly.

•	Vanda’s cash, cash equivalents and marketable securities as of March 31, 2010 totaled approximately $202.4 million, compared to approximately $205.3 million as of December 31, 2009. Cash, cash equivalents and marketable securities decreased by $2.9 million during the first quarter of 2010. Changes included: $0.5 million of net income, a decrease in non-cash items of $0.4 million, an increase of $2.9 million in amounts due from Novartis for the remaining finished product, a decrease in inventory of $1.0 million, a decrease of $6.6 million in the deferred revenue related to the upfront payment received from Novartis in December 2009, a decrease in accounts payable and accrued expenses of $2.5 million, a decrease in other working capital of $0.4 million and an increase of $1.9 million in financing activities for the excess tax benefits from the exercise of stock options.

•	Net income for the first quarter of 2010 was $0.5 million, compared to net losses of $9.2 million for the fourth quarter of 2009 and $6.5 million for the first quarter of 2009.

•	Basic and diluted net income per common share for the first quarter of 2010 was $0.02, compared to a basic and diluted net loss per common share of $0.34 for the fourth quarter of 2009 and $0.24 for the first quarter of 2009.
FINANCIAL GUIDANCE
Vanda is encouraged by the early prescription data for Fanapt™ as reported by IMS. At this time, however, Vanda cannot forecast future revenues based on sales milestones or royalties. Vanda expects that R&D expenses related to the initiation of the tasimelteon program in N24SWD will increase by approximately $7.5 million for the full year 2010. Vanda anticipates that approximately 75 percent of these expenses will qualify for the orphan drug tax credit.
Vanda submitted a private letter ruling request to the Internal Revenue Service (IRS) in March of 2010 to clarify the application of certain code sections regarding the use of prior net operating losses that may offset some of the tax liability related to the $197.4 million of deferred revenue for the upfront payment received from Novartis which will be recognized as income for tax purposes in 2010. Following the determination of the IRS on this matter, Vanda may choose to provide financial guidance for the full year.
CONFERENCE CALL
Vanda has scheduled a conference call for today, Tuesday, May 4, 2010, at 9:30 AM ET. During the call, Mihael H. Polymeropoulos, M.D., President and CEO, and Stephanie Irish, Acting CFO, will discuss quarterly results and other corporate activities. Investors can call 1-866-700-7173 (domestic) and 1-617-213-8838 (international) prior to the 9:30 AM start time and ask for the Vanda Pharmaceuticals conference call hosted by Dr. Polymeropoulos (participant passcode 17942676). A replay of the call will be available Tuesday, May 4, 2010 at 12:30 PM ET and will be accessible until Tuesday, May 11, 2010, at 5:00 PM ET. The replay call-in number is 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers. The access number is 39291542.
The conference call will be broadcast simultaneously on Vanda’s website, http://www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary software or presentations. The call will also be archived on Vanda’s website for a period of 30 days, through June 3, 2010.

ABOUT VANDA PHARMACEUTICALS INC.:
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage products for central nervous system disorders. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: the extent and effectiveness of the development, sales and marketing and distribution support Fanapt™ receives; Vanda’s inability to utilize a substantial portion of its prior net operating losses; Vanda’s ability to successfully commercialize Fanapt™ outside of the U.S. and Canada; delays in the completion of Vanda’s clinical trials; a failure of Vanda’s products to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements for its products; a lack of acceptance of Vanda’s products in the marketplace, or a failure to become or remain profitable; Vanda’s expectations regarding trends with respect to its costs and expenses; Vanda’s inability to obtain the capital necessary to fund its research and development activities; Vanda’s failure to identify or obtain rights to new products; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section (Part I, Item 1A) of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 001-34186). In addition to the risks described above and in Part I, Item 1A of Vanda’s annual report on Form 10-K, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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VANDA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009
Revenues:
Licensing agreement	$6,605,505	$—
Product sales	3,748,549	—
Royalty revenue	2,066,768	—

Total revenues	12,420,822	—

Operating expenses:
Cost of Sales — licensing agreement	368,601	—
Cost of Sales — product	1,375,318	—
Research and development	2,040,647	2,333,344
General and administrative	2,488,971	4,224,031

Total operating expenses	6,273,537	6,557,375

Income (loss) from operations	6,147,285	(6,557,375)
Interest income	47,401	53,387

Income (loss) before income tax provision	6,194,686	(6,503,988)

Provision for income taxes	5,665,321	—

Net income (loss)	$529,365	$(6,503,988)

Net income (loss) per common share:
Basic	$0.02	$(0.24)

Diluted	$0.02	$(0.24)

Weighted average of common shares:
Basic	27,704,418	26,653,478

Diluted	28,318,754	26,653,478

VANDA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$169,945,639	$205,295,488
Marketable securities	32,477,895	—
Accounts receivable	6,097,226	3,163,898
Inventory	1,479,500	2,398,517
Prepaid expenses, deposits and other current assets	1,677,484	2,092,581
Deferred tax asset — current portion	1,984,591	—

Total current assets	213,662,335	212,950,484

Property and equipment, net	1,179,167	1,316,302
Restricted cash	430,230	430,230
Intangible assets, net	10,648,464	11,017,065

Total assets	$225,920,196	$225,714,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$867,806	$2,423,877
Accrued expenses	1,352,505	2,321,301
Taxes payable	5,740,422	—
Deferred revenue — short term	26,788,991	26,788,991

Total current liabilities	34,749,724	31,534,169

Long-term liabilities:
Deferred rent	502,690	506,852
Deferred revenue — long term	164,036,697	170,642,202

Total liabilities	199,289,111	202,683,223

Stockholders’ equity:
Common stock	27,865	27,569
Additional paid-in capital	286,889,940	283,836,642
Other comprehensive income	17,268	—
Accumulated deficit	(260,303,988)	(260,833,353)

Total stockholders’ equity	26,631,085	23,030,858

Total liabilities and stockholders’ equity	$225,920,196	$225,714,081

VANDA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$529,365	$(6,503,988)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	94,098	122,795
Employee and non-employee stock-based compensation	1,120,822	2,308,647
Gain on disposal of assets	(23,185)	—
Amortization of premium on investments	(3,835)	38,263
Amortization of intangible assets	368,601	—
Deferred tax benefit	(1,984,591)	—
Changes in assets and liabilities:
Prepaid expenses and other current assets	415,097	168,728
Accounts receivable	(2,867,106)	—
Inventory	919,017	—
Accounts payable	(1,556,071)	903,002
Accrued expenses	(968,796)	(833,198)
Taxes payable	5,740,422	—
Other liabilities	(4,162)	1,021
Deferred revenue	(6,605,505)	—

Net cash used in operating activities	(4,825,829)	(3,794,730)

Cash flows from investing activities:
Purchases of investments	—	(5,077,656)
Proceeds from sales of investments	(32,456,792)	126,547
Proceeds from maturities of investments	—	3,500,000

Net cash used in investing activities	(32,456,792)	(1,451,109)

Cash flows from financing activities:
Excess tax benefits from exercise of stock options	1,909,490	—
Proceeds from exercise of stock options	23,282	—

Net cash provided by financing activities	1,932,772	—

Net change in cash and cash equivalents	(35,349,849)	(5,245,839)

Cash and cash equivalents, beginning of period	205,295,488	39,079,304

Cash and cash equivalents, end of period	$169,945,639	$33,833,465

SOURCE Vanda Pharmaceuticals Inc.
05/04/2010
CONTACT: Cristina Murphy, Communications Manager, of Vanda Pharmaceuticals Inc., +1-240-599-4500
Web site: http://www.vandapharma.com
(VNDA)
CO: Vanda Pharmaceuticals Inc.